EXHIBIT 4.1

THE REGISTERED HOLDER OF THIS REPRESENTATIVE’S WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THIS REPRESENTATIVE’S WARRANT SHALL NOT BE SOLD DURING THE OFFERING, OR SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE SECURITIES BY ANY PERSON EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS REPRESENTATIVE’S WARRANT AGREES THAT IT WILL NOT SELL DURING THE OFFERING, OR SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE SECURITIES BY ANY PERSON FOR A PERIOD OF ONE YEAR FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (i) AEGIS CAPITAL CORP. OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (ii) A BONA FIDE OFFICER OR PARTNER OF AEGIS CAPITAL CORP. OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS REPRESENTATIVE’S WARRANT IS NOT EXERCISABLE PRIOR TO SEPTEMBER 10, 2014. VOID AFTER 5:00 P.M., EASTERN TIME, SEPTEMBER 10, 2016.

REPRESENTATIVE’S WARRANT AGREEMENT

For the Purchase of 150,000 Shares of Common Stock
of
TIMBERLINE RESOURCES CORPORATION

1.           Representative’s Warrant. THIS CERTIFIES THAT, in consideration of funds duly paid by or on behalf of Aegis Capital Corp. (“Holder”), as registered owner of this Representative’s Warrant, to Timberline Resources Corporation (the “Company”), Holder is entitled, at any time or from time to time from September 9, 2014 (the “Commencement Date”), and at or before 5:00 p.m., Eastern time, September 9, 2016  (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to one hundred fifty thousand (150,000) shares of common stock of the Company, par value $0.001 per share (the “Shares”), subject to adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Representative’s Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Representative’s Warrant. This Representative’s Warrant is initially exercisable at $0.25 per Share (125% of the offering price of the Shares sold in the Offering); provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Representative’s Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.           Exercise.

2.1           Exercise Form. In order to exercise this Representative’s Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Representative’s Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Representative’s Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2           Cashless Exercise.  In lieu of exercising this Representative’s Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, if at the time of exercise hereof a registration statement is not effective (or the prospectus contained therein is not available for use) for the issuance to the Holder or the resale by the Holder of the Shares issuable in such exercise of this Representative’s Warrant, Holder may elect to receive the number of Shares equal to the value of this Representative’s Warrant (or the portion thereof being exercised), by surrender of this Representative’s Warrant to the Company, together with the exercise form attached hereto, in which event the issue to Holder, Shares in accordance with the following formula:

	X	=	Y(A-B)
A

Where,	X	=	The number of Shares to be issued to Holder;

	Y	=	The number of Shares for which the Representative’s Warrant is being exercised;

	A	=	The fair market value of one Share; and

	B	=	The Exercise Price.

For purposes of this Section 2.2, the fair market value of a Share is defined as follows:

(i)      if the Company’s common stock is traded on a national securities exchange, the value shall be deemed to be the closing price on such exchange prior to the exercise form being submitted in connection with the exercise of the Representative’s Warrant; or

(ii)      if the Company’s common stock is actively traded over-the-counter, the value shall be deemed to be the closing bid price prior to the exercise form being submitted in connection with the exercise of the Representative’s Warrant; if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

2.3           Legend. Each certificate for the securities purchased under this Representative’s Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state laws. Neither the securities nor any interest therein may be offered for sale, sold, pledged or otherwise transferred, directly or indirectly, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and any applicable state laws which, in the opinion of counsel to the Company, is available.”

3.                  Transfer.

3.1           General Restrictions. The registered Holder of this Representative’s Warrant agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or  hypothecate this Representative’s Warrant for a period of one year following the  Effective Date to anyone other than: (i) Aegis Capital Corp. (“Aegis”) or an underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of Aegis or of any such underwriter or selected dealer, in each case in accordance with FINRA Conduct Rule 5110(g)(1), or (b) cause this Representative’s Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Representative’s Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(g)(2). On and after one year after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Representative’s Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Representative’s Warrant on the books of the Company and shall execute and deliver a new Representative’s Warrant or Representative’s Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2           Restrictions Imposed by the Securities Act. The securities evidenced by this Representative’s Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Dorsey & Whitney LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.            New Representative’s Warrants to be Issued.

4.1           Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Representative’s Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Representative’s Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder without charge a new Representative’s Warrant of like tenor to this Representative’s Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Representative’s Warrant has not been exercised or assigned.

4.2           Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Representative’s Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Representative’s Warrant of like tenor and date. Any such new Representative’s Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.           Adjustments.

5.1           Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Representative’s Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1           Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately increased.

5.1.2           Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares.

5.1.3           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1.1 or 5.1.2 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Representative’s Warrant shall have the right thereafter (until the expiration of the right of exercise of this Representative’s Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Representative’s Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1 or 5.1.2, then such adjustment shall be made pursuant to Sections 5.1.1, 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

5.1.4           Changes in Form of Representative’s Warrant. This form of Representative’s Warrant need not be changed because of any change pursuant to this Section 5.1, and Representative’s Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Representative’s Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Representative’s Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

5.2           Substitute Representative’s Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Representative’s Warrant providing that the holder of each Representative’s Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Representative’s Warrant) to receive, upon exercise of such Representative’s Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Representative’s Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Representative’s Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

5.3           Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Representative’s Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6.           Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Representative’s Warrants, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Representative’s Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Representative’s Warrants and payment of the exercise price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Representative’s Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of the Representative’s Warrants to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

7.           Certain Notice Requirements.

7.1           Holder's Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Representative’s Warrants and their exercise, any of the events described in Section 7.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

7.2           Events Requiring Notice. The Company shall be required to give the notice described in this Section 7 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

7.3           Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company's Chief Financial Officer.

7.4           Transmittal of Notices. All notices, requests, consents and other communications under this Representative’s Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Representative’s Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Aegis Capital Corp.
810 Seventh Avenue, 18th Floor
New York, New York 10019
Attn: Mr. David Bocchi, Senior Managing Director of
Investment Banking

Fax No.: (212) 813-1047

Copy to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.
875 Third Avenue
New York, NY 10022
Attn: David E. Danovitch, Esq.
Fax No.:  (212) 956-2164

If to the Company:

Timberline Resources, Inc.
101 East Lakeside Avenue Coeur d’Alene, Idaho 83814
Attention:  Chief Executive Officer
Fax No: (208) 664-4860

Copy to:

Dorsey & Whitney LLP
1400 Wewatta Street
Suite 400
Denver, CO 80202-5549
Jason K. Brenkert, Esq.
Fax No: (303) 629-3450

8.           Miscellaneous.

8.1           Amendments. The Company and Aegis may from time to time supplement or amend this Representative’s Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Aegis may deem necessary or desirable and that the Company and Aegis shall deem not to adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

8.2           Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Representative’s Warrant.

8.3.           Entire Agreement. This Representative’s Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Representative’s Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

8.4           Binding Effect. This Representative’s Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Representative’s Warrant or any provisions herein contained.

8.5           Governing Law; Submission to Jurisdiction. This Representative’s Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Representative’s Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys' fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

8.6           Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Representative’s Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Representative’s Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Representative’s Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Representative’s Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

8.7           Execution in Counterparts. This Representative’s Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

8.8           Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Representative’s Warrant, Holder agrees that, at any time prior to the complete exercise of this Representative’s Warrant by Holder, if the Company and Aegis enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Representative’s Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

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IN WITNESS WHEREOF, the Company has caused this Representative’s Warrant to be signed by its duly authorized officer as of the 10th day of September 2013.

TIMBERLINE RESOURCES CORPORATION

By: /s/ Randal Hardy_____________________